Exhibit 99.1

 FIRST BUSEY CORPORATION EARNINGS RELEASE FOR QUARTER ENDING SEPTEMBER 30, 2005

                 URBANA, Ill., Oct. 18 /PRNewswire-FirstCall/ --

                              FINANCIAL HIGHLIGHTS

    The financial results of First Busey Corporation (Nasdaq: BUSE) for the first nine months of 2005 substantiate my continued enthusiasm about the future of your organization, my continuing role as Chief Executive Officer, and the strides we are making towards achieving Vision 2010.

    On July 29th, we completed the acquisition of Tarpon Coast Bancorp, and its subsidiary bank, Tarpon Coast National Bank. Tarpon is headquartered in Port Charlotte, Florida, with four branches in Charlotte and Sarasota Counties. Subject to the receipt of regulatory approval, we anticipate merging Busey Bank Florida with Tarpon to form Busey Bank, National Association, a national bank with total assets in excess of $400 million. Our position in the high growth market of Southwest Florida, combined with our strong market presence in Central Illinois, makes for a dynamic time for the Busey Organization. I take a great deal of "PRIDE" in leading the charge!

    Net income increased $1,775,000 or 30.7% to $7,559,000 for the quarter ended September 30, 2005, as compared to $5,784,000 for the comparable period in 2004. For the quarter ended September 30, 2005, earnings per share on a fully-diluted basis were $0.36, an increase of $0.08 or 28.6% from $0.28 for the comparable period in 2004. On a year-to-date basis, net income increased $3,686,000 or 22.1% to $20,371,000, as compared to $16,685,000 for the comparable period in 2004. For the nine-month period ended September 30, 2005, earnings per share on a fully-diluted basis were $0.98, an increase of $0.17 or 21.0% from $0.81 for the comparable period in 2004.

    Net interest income increased $3,630,000 or 24.5% to $18,474,000 in the third quarter of 2005 compared to $14,844,000 in the comparable quarter in 2004. Interest income increased $7,164,000 during the third quarter of 2005 compared to the same period in 2004 due primarily to loan growth and higher yields on outstanding loans. Interest expense increased $3,534,000 or 41.9% to $11,971,000 during the third quarter of 2005 compared to the same period in 2004 due to growth in deposits and other funding sources combined with higher interest rates on deposits.

    Provision for loan losses was $650,000 during the third quarter of 2005 compared to $1,240,000 during the comparable period in 2004 due to lower credit losses. The allowance for loan losses expressed as a percentage of total loans was 1.32% and 1.27% as of September 30, 2005 and 2004, respectively.

    Non-interest income was $6,118,000 during the third quarter of 2005, which represents an increase of $97,000 or 1.6% from non-interest income of $6,021,000 during the third quarter of 2004. The Corporation recognized a net loss of $106,000 during the third quarter of 2005 from the sale of investment securities compared to a net gain of $402,000 during the comparable period in 2004. The Corporation recognized the losses in 2005 in an effort to reposition the investment portfolio for better performance under the current interest rate environment and to restructure maturities of certain securities to better meet the liquidity needs of the organization.

    Non-interest expense increased $2,013,000 or 18.1% to $13,163,000 during the third quarter of 2005, as compared to $11,150,000 during the comparable prior year period due primarily to increased operating costs associated with the addition of Tarpon Coast National Bank. Data processing expenses were lower during the third quarter of 2005 compared to the same period in 2004 due to efficiencies gained in the May 2005 merger of First Capital Bank into Busey Bank.

                                FINANCIAL SUMMARY

                                           Three Months Ended            Nine Months Ended
                                             September 30,                  September 30,
                                      ---------------------------   ---------------------------
                                          2005           2004           2005           2004
                                      ------------   ------------   ------------   ------------
                                                 (in thousands, except per share data)
Earnings & Per Share Data
Net income                            $      7,559   $      5,784   $     20,371   $     16,685
Basic earnings per share                      0.36           0.28           0.99           0.82
Fully diluted earnings
 per share                                    0.36           0.28           0.98           0.81
Dividends per share                           0.14           0.13           0.42           0.38

Average Balances
Assets                                $  2,154,818   $  1,913,380   $  2,049,798   $  1,685,603
Investment securities                      316,687        286,688        318,090        243,273
Loans                                    1,663,366      1,473,532      1,567,303      1,322,833
Earning assets                           1,997,671      1,777,575      1,906,871      1,574,597
Deposits                                 1,713,591      1,510,088      1,628,218      1,350,327
Stockholders' equity                       153,831        131,085        144,856        128,501

Performance Ratios
Return on average
 assets                                       1.39%          1.20%          1.33%          1.32%
Return on average
 equity                                      19.50%         17.51%         18.80%         17.36%
Net interest margin                           3.75%          3.39%          3.72%          3.52%
Efficiency ratio                             51.09%         52.61%         50.95%         52.27%

Loan Performance
Net credit losses                     $        357   $        850   $        570   $      1,064
Accruing loans 90+
 days past due                                 913          1,215            913          1,215
Non-accrual loans                            1,656            947          1,656            947
Foreclosed assets                              222          4,930            222          4,930

                     CONSOLIDATED BALANCE SHEETS (unaudited)

                                                  September 30,
                                           ----------------------------
                                               2005            2004
                                           ------------    ------------
                                                (in thousands except
                                                 per share data)
Assets
Cash and due from banks                    $     59,826    $     61,917
Federal funds sold                               56,541          50,650
Investment securities                           333,444         298,362

Loans                                         1,709,182       1,468,259
  Less allowance for loan losses                (22,620)        (18,703)
Net loans                                     1,686,562       1,449,556

Premises and equipment, net                      36,994          26,179
Goodwill and other intangibles                   60,134          35,895
Other assets                                     44,071          42,939
Total assets                               $  2,277,572    $  1,965,498

Liabilities & Stockholders' Equity
Non-interest bearing deposits              $    256,933    $    185,723
Interest-bearing deposits                     1,566,561       1,372,923
Total deposits                             $  1,823,494    $  1,558,646

Federal funds purchased & securities
 sold under agreements to repurchase             43,034          39,025
Short-term borrowings                             5,991          11,250
Long-term debt                                  175,501         171,796
Junior subordinated debt
 owed to unconsolidated trusts                   50,000          40,000
Other liabilities                                14,362          10,147
Total liabilities                          $  2,112,382    $  1,830,864

Common stock                               $         22    $      6,291
Common stock to be issued                           495               -
Surplus                                          44,435          21,447
Retained earnings                               126,150         111,244
Other comprehensive income                        7,296           9,056
Treasury stock                                  (10,745)        (10,529)
Unearned ESOP shares                             (2,456)         (2,853)
Deferred compensation for stock grants               (7)            (22)
Total stockholders' equity                 $    165,190    $    134,634
Total liabilities & stockholders' equity   $  2,277,572    $  1,965,498

Per Share Data
Book value per share                       $       7.70    $       6.54
Tangible book value per share              $       4.89    $       4.80
Ending number of shares outstanding          21,462,876      20,577,751

                             CONSOLIDATED STATEMENTS
                              OF INCOME (unaudited)

                                           Three Months Ended            Nine Months Ended
                                             September 30,                  September 30,
                                      ---------------------------   ---------------------------
                                          2005           2004           2005           2004
                                      ------------   ------------   ------------   ------------
                                              (in thousands, except common share data)
Interest and fees
 on loans                             $     27,670   $     21,088   $     75,453   $     55,804
Interest on investment
 securities                                  2,640          2,128          7,682          5,552
Other interest income                          135             65            358             93
Total interest income                 $     30,445   $     23,281   $     83,493   $     61,449

Interest on deposits                  $      8,929   $      5,961   $     23,375   $     14,858
Interest on short-term
 borrowings                                    324            189            905            352
Interest on long-term
 debt                                        1,785          1,572          4,837          3,803
Junior subordinated debt
 owed to unconsolidated
 trusts                                        933            715          2,492          1,936
Total interest expense                $     11,971   $      8,437   $     31,609   $     20,949

Net interest income                   $     18,474   $     14,844   $     51,884   $     40,500

Provision for loans
 losses                                        650          1,240          2,765          2,320
Net interest income
 after provision                      $     17,824   $     13,604   $     49,119   $     38,180

Trust fees                            $      1,366   $      1,211   $      4,277   $      4,002
Commissions and
 brokers' fees                                 628            578          1,679          1,774
Fees for customer
 services                                    2,684          2,632          7,536          7,353
Gain on sale of loans                          920            703          1,932          1,984
Net security (losses)
 gains                                        (106)           402            306          1,090
Other                                          626            495          1,907          1,546
Total non-interest
 income                               $      6,118   $      6,021   $     17,637   $     17,749

Salaries and wages                    $      6,062   $      5,229   $     16,697   $     14,353
Employee benefits                            1,332            924          3,711          3,160
Net occupancy expense                        1,255          1,081          3,323          2,898
Furniture and equipment
 expense                                       852            649          2,278          1,772
Data processing expense                        429            529          1,496          1,417
Amortization expense                           334            201            724            435
Other operating expenses                     2,899          2,537          8,335          6,778
Total non-interest
 expense                              $     13,163   $     11,150   $     36,564   $     30,813

Income before
 income taxes                         $     10,779   $      8,475   $     30,192   $     25,116
Income taxes                                 3,220          2,691          9,821          8,431
Net Income                            $      7,559   $      5,784   $     20,371   $     16,685

Common Share Data
Basic earnings
 per share                            $       0.36   $       0.28   $       0.99   $       0.82
Fully-diluted earnings
 per share                            $       0.36   $       0.28   $       0.98   $       0.81
Average shares
 outstanding                            21,130,157     20,500,424     20,745,085     20,493,753

                                CORPORATE PROFILE

    First Busey Corporation is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has three wholly-owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois, and has twenty-one banking centers serving Champaign, McLean, Ford, Peoria, and Tazewell Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana, and a loan production office in Ft. Myers, Florida. As of September 30, 2005, Busey Bank had total assets of $1.8 million. Busey Bank Florida is a federal thrift headquartered in Ft. Myers, Florida, with two additional banking centers in Cape Coral, Florida. Total assets of Busey Bank Florida were $242 million as of September 30, 2005. On July 29, 2005, First Busey Corporation completed the acquisition of Tarpon Coast Bancorp, Inc. and its primary subsidiary, Tarpon Coast National Bank. Tarpon Coast National Bank has four banking centers located in Charlotte and Sarasota Counties in southwest Florida. Tarpon Coast National Bank had total assets of $177 million as of September 30, 2005. Busey also provides electronic delivery of financial services through Busey e-bank, http://www.busey.com .

    Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary. Busey Insurance Services, Inc. provides personal insurance products and specializes in long-term healthcare insurance. Busey Investment Group has approximately $2.2 billion in assets under care. First Busey Corporation common stock is traded on the Nasdaq National Market under the symbol "BUSE." First Busey Corporation has a repurchase program in effect under which it is authorized to purchase up to 750,000 shares of stock.

SOURCE  First Busey Corporation
    -0-                             10/18/2005
    /CONTACT: Barbara J. Kuhl, President & COO of First Busey Corporation, +1-217-365-4513/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.busey.com /
    (BUSE)